[MAYFLOWER BANCORP LOGO]

NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS FIRST QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), July 24, 2013 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $94,000 or $0.05 per share for the first quarter ended June 30, 2013, compared to earnings of $389,000 or $0.19 per share for the quarter ended June 30, 2012.  Diluted earnings per share for the two periods were $0.05 and $0.19 respectively.

On May 14, 2013, the Company announced the signing of a definitive agreement under which Independent Bank Corp. will acquire Mayflower Bancorp, Inc.; and Rockland Trust Company, the subsidiary of Independent Bank Corp., will acquire Mayflower Bank (collectively, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for Mayflower Bancorp, Inc. shareholders for federal income tax purposes. Shareholders will be able to elect to receive either $17.50 in cash or 0.565 shares of Independent Bank Corp. common stock in exchange for their shares, subject to proration and allocation so that 70% of shares are exchanged for Independent Bank Corp. stock and the remaining 30% exchanged for cash.

Net interest income was $1,921,000 for the quarter ended June 30, 2013, compared to $2,080,000 for the quarter ended June 30, 2012.  The net interest margin decreased from 3.53% for the quarter ended June 30, 2012 to 3.21% for the quarter ended June 30, 2013.  Average interest-earning assets increased from $235.5 million for the quarter ended June 30, 2012 to $239.5 million for the quarter ended June 30, 2013.  Average interest-bearing liabilities grew from $230.6 million for the quarter ended June 30, 2012 to $232.2 million for the quarter ended June 30, 2013.

Non-interest income was $400,000 for the quarter ended June 30, 2013, compared to $471,000 for the quarter ended June 30, 2012, a decrease of $71,000.  This decrease was partially due to a decrease of $34,000 in gain on sales of mortgage loans to the secondary market and a decrease of $48,000 in gain on sales of investment securities.  Additionally, customer service fees decreased by $18,000 due to reduced returned check fees collected.  These decreases were offset by an increase of $20,000 in loan origination and other loan fees, due to reduced amortization on the mortgage servicing asset.  Additionally, interchange income increased by $8,000 and other income increased by $1,000.

Non-interest expense was $2,149,000 for the quarter ended June 30, 2013, compared to $1,966,000 for the quarter ended June 30, 2012, an increase of $183,000 or 9.3%.  This increase was primarily the result of merger related expenses totaling $154,000.  Additionally, other expenses increased by $16,000 as a result of increased legal expense, compensation and fringe benefits increased by $19,000 due to increased benefit costs, and the FDIC assessment expense increased by $2,000.  A decrease of $8,000 in occupancy and equipment expense partially offset these increases.

There was no provision made to the reserve for loan losses for the current year quarter, compared to a provision of $10,000 for the quarter ended June 30, 2012.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Since March 31, 2013, total assets of the Company have decreased by $12.5 million, ending at $248.9 million as of June 30, 2013.  During the quarter, total investment securities decreased by $10.6 million and net loans receivable decreased by $4.9 million.  The decline in loan balances is comprised of a decrease of $1.8 million in residential mortgages outstanding, a decrease of $3.1 million in commercial loans and mortgages, a decrease of $565,000 in home equity loans and lines of credit, and a decrease of $87,000 in consumer loans.  Offsetting these decreases was a $602,000 increase in net construction loans outstanding.

During the quarter ended June 30, 2013, total deposits decreased by $11.5 million.  This decrease was comprised of a reduction of $3.3 million in aggregate certificate of deposit balances, coupled with a decrease of $8.2 million in checking and savings account balances.  Advances and borrowings outstanding remained constant at $1.0 million.

As of June 30, 2013, non-performing assets totaled $709,000, compared to $584,000 at March 31, 2013 and to $561,000 at June 30, 2012.  The increase from March 31, 2013 is the result of an increase of $130,000 in real estate acquired by foreclosure, offset by a reduction of $5,000 in non-performing loans.  Non-performing assets to total assets were 0.28% at June 30, 2013, compared to 0.22% at March 31, 2013.  The allowance for loan losses as a percentage of non-performing loans was 275.2% at June 30, 2013, compared to 271.5% at March 31, 2013.

Total stockholders’ equity stood at $22.0 million at June 30, 2013, compared to $22.6 million at March 31, 2013.  This decline is partially due to a decrease of $618,000 in the net unrealized gain or loss on securities available for sale and dividends paid of $0.06 per share, totaling $124,000.  Offsetting these decreases was net income for the period of $94,000 and stock based compensation credits totaling $13,000.  Tier 1 capital to average assets stood at 8.6% at June 30, 2013 and March 31, 2013.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on August 21, 2013, to shareholders of record as of August 7, 2013.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Additional Information:

In connection with the Merger, Independent has filed with the SEC a Registration Statement on Form S-4 that includes a Proxy Statement of Mayflower Bancorp, Inc. and a Prospectus of Independent, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Independent and Mayflower, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents for Independent, free of charge, at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Copies of the Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370, (781) 982-6858.

Mayflower and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Mayflower shareholders in connection with the Merger and the transactions contemplated thereby. Information about Mayflower’s directors and executive officers is set forth in the proxy statement for its 2012 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on June 20, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the Merger. You may obtain free copies of this document as described in the preceding paragraph.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	June 30,	March 31,
	2013	2013
ASSETS	(In Thousands)
Cash and cash equivalents:
Cash and due from banks	$3,470	$3,492
Interest-bearing deposits in banks	12,173	8,931
Total cash and cash equivalents	15,643	12,423
Investment securities:
Securities available-for-sale, at fair value	41,910	48,248
Securities held-to-maturity (fair value of $41,814 and $47,052, respectively	41,739	45,952
Total investment securities	83,649	94,200
Loans receivable, net	134,397	139,321
Accrued interest receivable	756	781
Real estate held for investment	601	606
Real estate acquired by foreclosure	269	139
Premises and equipment, net	10,378	10,489
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,252	1,252
Refundable income taxes	380	447
Deferred income taxes	290	-
Other assets	810	1,237
Total assets	$248,874	$261,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$224,153	$235,683
Advances and borrowings	1,000	1,000
Advances from borrowers for taxes and insurance	586	772
Deferred income taxes	-	92
Accrued expenses and other liabilities	1,144	1,171
Total liabilities	226,883	238,718

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	-	-
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,059,290 at June 30, 2013 and 2,058,422 at March 31, 2013	2,059	2,058
Additional paid-in capital	4,395	4,383
Retained earnings	15,605	15,635
Accumulated other comprehensive (loss) income	(68)	550
Total stockholders' equity	21,991	22,626
Total liabilities and stockholders' equity	$248,874	$261,344

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited	Three months ended June 30,
	2013	2012
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,687	$1,780
Securities held-to-maturity	236	293
Securities available-for-sale	204	288
Interest-bearing deposits in banks	5	6
Total interest income	2,132	2,367

Interest expense:
Deposits	200	276
Borrowed funds	11	11
Total interest expense	211	287

Net interest income	1,921	2,080

Provision for loan losses	-	10
Net interest income after provision for loan losses	1,921	2,070

Noninterest income:
Loan origination and other loan fees	39	19
Customer service fees	136	154
Gain on sales of mortgage loans	127	161
Gain on sales of investment securities	1	49
Interchange income	69	61
Other	28	27
Total noninterest income	400	471

Noninterest expense:
Compensation and fringe benefits	1,120	1,101
Occupancy and equipment	267	275
FDIC assessment	36	34
Merger expenses	154	-
Other	572	556
Total noninterest expense	2,149	1,966

Income before income taxes	172	575
Provision for income taxes	78	186

Net income	$94	$389

Earnings per share (basic)	$0.05	$0.19
Earnings per share (diluted)	$0.05	$0.19

Weighted average basic shares outstanding	2,059	2,062
Diluted effect of outstanding stock options	12	7
Weighted average diluted shares outstanding	2,071	2,069

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended June 30,
	2013	2012
Key Performance Ratios
Dividends paid per share	$0.06	$0.06
Annualized return on average assets	0.15%	0.61%
Annualized return on average equity	1.67%	7.07%
Net interest spread	3.20%	3.52%
Net interest margin	3.21%	3.53%

Asset Quality
	June 30,	March 31,	June 30,
Loans past due over 90 days	2013	2013	2012
Residential mortgages	$-	$-	$-
Home equity loans and lines of credit	115	147	30
Commercial and construction mortgages	-	-	-
Commercial and consumer loans	-	-	-
	$115	$147	$30

Non-performing assets
Non-accrual loans	$440	$445	$367
Real estate acquired by foreclosure	269	139	194
	$709	$584	$561

Allowance for loan losses	$1,211	$1,208	$1,229

Asset Quality Ratios
Allowance for loan losses/net loans	0.90%	0.87%	0.92%
Allowance for loan losses/non-performing loans	275.23%	271.46%	334.88%

Non-performing loans/net loans	0.33%	0.32%	0.27%
Non-performing loans/total assets	0.18%	0.17%	0.15%

Non-performing assets/net loans	0.53%	0.42%	0.42%
Non-performing assets/total assets	0.28%	0.22%	0.22%

Tier 1 Capital to average assets	8.62%	8.60%	8.53%
Tier 1 Capital to risk weighted assets	17.32%	16.66%	16.20%
Book Value per Share	$10.68	$10.99	$10.76